UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2022

Commission File Number: 000-52369

FitLife Brands, Inc.
(Exact name of registrant as specified in its charter.)

Nevada	20-3464383
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5214 S. 136th Street, Omaha, Nebraska 68137
(Address of principal executive offices)

402-333-5260
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 4, 2022, FitLife Brands, Inc. (“FitLife”) entered into an Arrangement Agreement (the “Agreement”) with 1000374984 Ontario Inc. (“Subsidiary”, and collectively with FitLife, the “Company”), and Mimi’s Rock Corp. (“Mimis”), pursuant to which the Company has agreed to acquire Mimi’s for a total cash purchase price of approximately CAD $23.2 million, of which approximately CAD $14.1 million will be used to retire all of Mimi’s outstanding indebtedness, and approximately CAD $9.0 million, or CAD $0.17 per share, will be used to purchase all issued and outstanding shares of Mimi’s from its current shareholders (collectively, the “Purchase Price”) (the “Acquisition”).

The Agreement is subject to the terms and conditions of the Plan of Arrangement, attached to the Agreement as Schedule A (“Plan”), which Plan made in accordance with Section 182 of the Ontario Business Corporations Act, which requires a court order approving the Plan.  Further, to finance the acquisition of Mimi’s, which amount shall be paid in all cash, the Company’s principal bank, First Citizens Bank, has agreed to provide up to $12.5 million in debt financing (the “Debt Financing”).

Covenants

Each party has agreed to, among other things as set forth in the Agreement, use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order (as defined in the Agreement) and Final Order (as defined in the Agreement), applicable to it and comply promptly with all requirements imposed by law on it or its subsidiaries with respect to the Agreement.  Further, the Company has agreed to use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing prior to the consummation of the transaction.

Conditions to Each Party’s Obligations

The obligations of the Company and Mimis to consummate the Acquisition are subject to certain closing conditions, including, but not limited to, (i) the taking of all steps set forth in the Interim Order and Final Order; (ii) the approval of Mimi’s shareholders, and (iii) receipt of any necessary regulatory approvals.

Termination Fee

In the event of a termination of the Agreement, Mimis will pay to the Company a termination fee of: (A) CAD $1.0 million if terminated (i) by the Company in the event (a) Mimis board of directors changes their recommendation to Mimis shareholders to approve the Agreement, (b) a willful or fraudulent breach of Mimis representations or warranties set forth in the Agreement, or (c) Mimis shareholders do not approve the transaction and Mimis receives an Acquisition Proposal (as defined in the Agreement); or (B) CAD $0.5 million if terminated by (i) Mimis due to failure of Mimis shareholders to approve the transaction, or (ii) the Company due to a breach of the representations and warranties or covenants by Mimis other than as a result of a willful breach or fraud.

The foregoing description of the Agreement is subject to and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is included as Exhibit 2.1 hereto, and the terms of which are incorporated herein by reference. The Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type, and such representations, warrants, and covenants were made to each other as of the date of the Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Agreement. The Agreement will be filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties to the Agreement. In particular, the representations, warranties, covenants and agreements contained in the Agreement, which were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors, security holders and reports and documents filed with the SEC. Investors and security holders are not third-party beneficiaries under Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Arrangement Agreement among FitLife Brands Inc., 1000374984 Ontario Inc., and Mimi’s Rock Corp, dated December 4, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FitLife Brands, Inc.

December 8, 2022	By:	/s/ Dayton Judd
Dayton Judd
Chief Executive Officer